EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports Third Quarter 2013 Results

BAODING, Hebei, China – November 12, 2013 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced unaudited financial results for the third quarter ended September 30, 2013.

Financial Highlights:

US$ million	3Q 2013	YOY Change	9M 2013	YOY Change
Revenue	37.7	0.1%	90.5	-15.9%
Revenue excluding PM1*	37.7	20.2%	90.5	5.5%
Corrugating medium paper	24.4	0.4%	57.6	-11.3%
CMP excluding PM1*	24.4	35.5%	57.6	33.6%
Offset printing paper	11.7	1.8%	29.4	-21.3%
Digital photo paper	1.6	-14.4%	3.5	-34.2%
Gross profit	8.4	23.7%	16.2	-20.6%
Gross margin	22.4%	4.3pp	17.9%	-1.1pp
Corrugating medium paper	21.9%	2.9pp	18.3%	-1.6pp
Offset printing paper	23.1%	7.7pp	17.1%	0.8pp
Digital photo paper	25.6%	0.8pp	18.0%	-7.4pp
Operating income	7.6	22.8%	13.5	-24.8%
Net income	5.5	26.4%	9.5	-25.1%
EBITDA	9.8	17.7%	19.7	-18.4%

Note:

*PM1 suspended operation since 31 December 2012 for modernization

Pp represents percentage points.

Key Highlights for Third Quarter 2013:

  Gross profit up 23.7% YoY to US$8.4 million
  Net income up 26.4% YoY US$5.5 million
  Construction of tissue paper production facility progressing on schedule, installation of PM8 commencing in 4Q13
  Dismissal of the Tribank litigation in its entirety by the Federal District Court
  Board of Directors approved payment of quarterly dividend of US$0.005 per ordinary share
  Full year 2013 guidance revised upwards

Chairman and Chief Executive Officer of Orient Paper, Mr. Zhenyong Liu commented, “We are pleased to report that the Company’s production continue to recover steadily in the third quarter. The ramp up of PM6 has further accelerated from the previous quarter and achieved a utilization rate of 74%. The decline in recycled paper raw material costs has also improved our profitability, and this was all achieved despite the prevailing challenges in the current economic environment.”

Mr. Liu added, “We have also made further progress in the Company’s expansion plans. While the infrastructure construction works continue, we expect the installation of the new PM8 will begin in the fourth quarter of 2014. We have also initiated planning of the second tissue paper production line, or PM9. Installation is expected to begin in early 2014, with a target to roll out production by the second half of 2015. On the other hand, modernization of PM1 is underway and is scheduled to be completed by the third quarter of 2014. These investments are expected to deliver mid-to-long term business growth for the Company.”

Mr. Liu concluded, “Orient Paper remains committed to establish a track record of solid financial performance, and we have revised upwards our full-year guidance for 2013. We are also pleased to announce that the Board of Directors has decided to resume payment of quarterly dividend. This decision was taken in consideration of the Company’s expansion plans and financial obligations, which are critical to our long-term success, while rewarding shareholders for their long-term support in Orient Paper, particularly during challenging times like these.”

Financial Review:

Quarter ended September 2013 Financial Results compared with quarter ended September 2012

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 3Q 2013 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
Corrugating Medium Paper	66,472	-0.7%	24.4	0.4%	367	1.1%
CMP excluding PM1	66,472	41.2%	24.4	35.5%	–	–
Offset Printing Paper	17,259	5.9%	11.7	1.8%	679	-3.8%
Digital Photo Paper	407	-15.3%	1.6	-14.4%	3,906	1.1%

Revenue

Total Revenue in the third quarter of 2013 was $37.69 million, increased 0.1% from $37.65 million.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP increased 0.4% to $24.4 million, representing 64.7% of total revenue. The increase was mainly due to the ramp up of PM6 production in the quarter, offsetting the loss of revenue contribution by PM1, which has been suspended since the end of 2012 for modernization.
-	Volumes sold were down 0.7% to 66,472 tonnes, which were solely produced from PM6, as no CMP was produced from PM1, which contributed 19,865 tonnes to the third quarter 2012 sales revenue.
-	ASP increased 1.1% year-over-year to $367/tonne, a sign that the downward pressure in the Chinese packaging paper industry has started to stabilize.

Offset Printing Paper

-	Revenue from offset printing paper in the quarter increased 1.8% to $11.7 million, representing 31.1% of total revenue. Despite the increase of volumes sold, the revenue was offset by the decline of the ASP in the third quarter of 2013.
-	Volumes sold were up 5.9% to 17,259 tonnes.
-	ASP decreased 3.8% year-over-year to $679/tonne.

Digital Photo Paper

-	Revenue from digital photo paper decreased 14.4% to $1.6 million, representing 4.2% of total revenue.
-	Volumes sold dropped 15.3% to 407 tonnes, resulting from the suspension of night-time operations that started since October 2012, due to intensifying restrictions from government urban planning officials and rising pressure from the residential community, owing to the increasing presence of residential buildings in the neighborhood.
-	ASP increased 1.1% year-over-year to $3,906/tonne.

Cost of Sales

Cost of Sales in the third quarter of 2013 was $29.3 million, down 5.1%, primarily due to the raw material cost during the quarter. Cost per tonne for CMP went down by 2.4% to $287, due to the drop of the recycled paperboard cost correlated to the sudden decline in price of the imported recycled paper, which is a result of the Chinese government’s “Operation Green Fence” policy lifting the import standards for all recycled materials. The policy has been implemented since February and will be in force till the end of 2013.

Gross Profit

Gross profit in the third quarter of 2013 was $8.4 million, up 23.7% from $6.8 million for the third quarter of 2012. The improvement was mainly due to the decline of raw materials costs.

Overall gross margin in the third quarter of 2013 was 22.4%, up from 18.1% for the third quarter of 2012. Gross profit margins for CMP, offset printing paper and digital photo paper for the third quarter of 2013 were 21.9%, 23.1% and 25.6%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) were $1.0 million for the third quarter of 2013, up 36.0% from $0.7 million for the third quarter of 2012. The increase was mainly due to land lease payment for the Wei County industrial park facilities, which was not present until the fourth quarter of 2012.

Income from Operations & Operating Margin

Income from operations was $7.6 million for the third quarter of 2013, up 22.8% from $6.2 million for the third quarter of 2012, primarily due to the increased gross profit margin. Operating margin improved to 20.1% from 16.4% a year ago, as well as 15.8% from the previous quarter.

EBITDA

Excluding the impact of interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $9.8 million, up 17.7% from $8.3 million. See Note 2 hereto for a reconciliation of Net Income to EBITDA.

Net Income

Net income was $5.5 million, up 26.4% from $4.4 million. Basic and diluted earnings per share for the third quarter of 2013 were $0.30, compared to $0.24 for the corresponding period of 2012.

Cash, Liquidity and Financial Position

As of September 30, 2013, cash and cash equivalents were $13.8 million, compared to $13.1 million at the end of 2012. In the third quarter of 2013, Orient Paper generated net cash flow from operating activities of $18.2 million, representing a decrease of 7.3%, from $19.6 million for the corresponding period of 2012.

Working capital was $12.4 million at the end of September 30, 2013. Short-term debt was $6.5 million, and long-term debt was $30.5 million, of which $24.6 million are long-term obligations under capital lease. As of September 30, 2013, shareholders’ equity totaled $156.1 million, compared to $142.8 million at the end of 2012.

Operations and Business Updates

PM6 ramp up on track

The average utilization rate in the third quarter of 2013 increased to 74% from 61.1% in the previous quarter. The Company will continue to focus on the ramp up of PM6 for the rest of 2013.

PM1 Modernization Plan

As announced earlier, Orient Paper has voluntarily shut down PM1 as part of its facility upgrade plan. The modernization will transform PM1 into a more energy-efficient production line, producing higher profit margin products of insulation paper, which is used as a construction material for wall and ceiling insulation. As of September 30, 2013, the Company has ordered the first batch of components for the rebuild of PM1. Under the current plan, the Company expects the PM1 renovation project will cost approximately $15 million and will be completed by the third quarter of 2014.

Tissue Paper Expansion (PM8 and PM9) on schedule

Orient Paper has started building the factory and other infrastructures for the household/tissue paper production facilities located in the Wei County Economic Development Zone in Hebei Province since mid- February 2013. While the infrastructure construction continues, the installation of PM8, the first 15,000 tonnes-per-year production line will commence soon in the fourth quarter. Installation of PM8 is targeted for completion by the second half of 2014.

The Company has also started planning for the installation of PM9, the second 15,000 tonnes-per-year tissue paper production line. Installation is scheduled to start in early 2014, with a target to roll out production by the second half of 2015.

Declaration of Quarterly Dividend

The Board of Directors has approved the payment of a quarterly dividend of $0.005 per share, with the record date on November 29, 2013. The dividend is expected to be paid on December 16, 2013.

Relocation and sale of headquarters estate

As announced in August this year, the Company’s Audit Committee and the Board of Directors have approved the sale of the land use rights of the Headquarters Compound, the office building and all industrial-use buildings (the “Industrial Buildings”), and three employee dormitory buildings located within the Headquarters Compound (the “Dormitories”) to Hebei Fangsheng Real Estate Development Co. Ltd. (“Hebei Fangsheng”) on August 7, 2013 for a total sales prices of $8.23 million.

In connection with the sale, Hebei Fangsheng agrees to lease the Industrial Buildings back to Orient Paper for a term up to three years, while the Company explores different options to relocate its office and Digital Photo Paper workshop for PM4 and PM5. We have not identified new locations for the office and the digital photo paper workshop but are exploring the possibility of moving the headquarters office to near our Xushui Paper Mill. We may also consider moving the digital photo paper operations to the new industrial park in Wei County.

As of September 30, 2013, the sale of the land use right and Industrial Buildings has been completed. The Company generated a total sales price of approximately $4.0 million and a net gain on disposal of approximately $0.08 million. We expect the sale of Dormitories will be closed by the end of 2013. The net proceeds from the sale were approximately $7.84 million and are expected to be used to fund the Company’s household and tissue paper business expansion.

Government continued to push for industry efficiency and environment conservation

In September 2013, MIIT announced the second batch of paper mill closures, including a total of 67 low-end small paper mills by the end of 2013 at an aggregate of 1.2 million tonnes. The second batch of production capacity based in Hebei province that is set to retire is 0.1 million tonne.

The MIIT also unveiled the closure of 274 paper mills with total capacity of 6.35 million tonnes by the end of 2013, including 0.9 million tonne based in Hebei province, implying a total supply cut of approximately 7-8%.

Litigation Update

Regarding the complaint filed by Tribank Capital Investments, Inc. (“Tribank”) initially on March 30, 2011 against Orient Paper and its Chairman and Chief Executive Officer Mr. Zhenyong Liu (the “Tribank Matter”), an evidentiary hearing was held on August 12, 2013 at the Federal District Court. Subsequent to the hearing, the Federal District Court gave order to dismiss the case in its entirely. The appeal period for Tribank has expired.

Outlook and Full Year 2013 Guidance

The Company remains cautiously optimistic towards the prospects of the Chinese paper manufacturing sector, while several industry analysts expect a mild recovery in the corrugated medium paper market in the next few quarters.

The Company is adjusting its guidance on most of the financial KPI or metrics, including net income and earnings per share, for the full year of 2013. Revenues for the full year are expected to be in the range of between $120 million and $132 million, gross profit to be between $21 million and $23 million, net income to be between $11 million and $13 million, and basic and diluted earnings per share to be between $0.64 and $0.71.

Conference Call

Orient Paper’s management will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/9:30 pm Beijing Time) on Wednesday, November 13, 2013, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-903-737
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	8592 2367

A replay of this conference call will be available by dialing:

China:	400-120-0932 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	8592 2367

The replay will be archived for fourteen days following the earnings announcement until November 29, 2013.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1*	Insulation paper	50,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4	Digital photo paper	2,500	ONP’s Headquarters Compound
PM5	Digital photo paper	2,500**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines under renovation or under construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Note 2:

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012
Net income	$5.5	4.4	9.5	12.7
Add: Income tax	2.0	1.6	3.6	4.7
Add: Net interest expense	0.2	0.2	0.7	0.6
Add: Depreciation and amortization	2.1	2.2	6.0	6.2
EBITDA	$9.8	8.3	19.7	24.2

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2013 AND 2012

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$37,686,114	$37,651,354	$90,471,282	$107,582,025

Cost of Sales	(29,250,300)	(30,831,301)	(74,306,836)	(87,223,136)

Gross Profit	8,435,814	6,820,053	16,164,446	20,358,889

Selling, general and administrative expenses	(957,029)	(703,877)	(2,730,751)	(2,434,679)
Gain from disposal of property, plant and equipment, net	84,737	45,242	84,737	45,242

Income from Operations	7,563,522	6,161,418	13,518,432	17,969,452

Other Income (Expense):
Interest income	24,159	7,014	78,948	17,724
Subsidy income	170,651	–	170,651	–
Interest expense	(244,385)	(219,263)	(723,103)	(644,898)

Income before Income Taxes	7,513,947	5,949,169	13,044,928	17,342,278

Provision for Income Taxes	(1,979,103)	(1,570,098)	(3,550,893)	(4,670,726)

Net Income	5,534,844	4,379,071	9,494,035	12,671,552

Other Comprehensive Income:

Foreign currency translation adjustment	882,139	(263,772)	4,082,200	498,063

Total Comprehensive Income	$6,416,983	$4,115,299	$13,576,235	$13,169,615

Earnings Per Share:

Basic and Fully Diluted Earnings per Share	$0.30	$0.24	$0.51	$0.69
Weighted Average Number of Shares
Outstanding – Basic and Fully Diluted	18,456,900	18,459,775	18,457,879	18,455,776

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

Current Assets
Cash and cash equivalents	$13,811,733	$13,140,288
Restricted cash	–	1,585,138
Accounts receivable (net of allowance for doubtful accounts of $50,539 and $57,643 as of September 30, 2013 and December 31, 2012, respectively)	2,476,418	2,836,335
Inventories	12,573,474	15,104,101
Prepayments and other current assets	698,601	5,401,705
Assets held for sale	4,116,497	–

Total current assets	33,676,723	38,067,567

Prepayment on property, plant and equipment	1,485,487	1,445,645
Property, plant, and equipment	161,647,758	122,391,456
Recoverable VAT	3,382,951	–
Deferred tax asset	814,522	941,646

Total Assets	$201,007,441	$162,846,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,515,295	$3,962,844
Current portion of long-term debt from credit union	1,636,968	4,168,912
Current obligations under capital lease	8,245,818	–
Accounts payable	1,095,869	1,012,906
Security deposit from related party	–	1,075,606
Notes payable	–	3,170,276
Accrued payroll and employee benefits	280,913	292,638
Other payables and accrued liabilities	1,911,786	1,262,284
Income taxes payables	1,571,419	1,255,457

Total current liabilities	21,258,068	16,200,923

Loan from credit union	4,251,230	1,561,361
Loan from a related party	2,379,046	2,315,239
Deferred gain on sale-leaseback	698,896	–
Long-term obligations under capital lease	16,322,070	–

Total liabilities	44,909,310	20,077,523

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,456,900 and 18,459,775 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	18,457	18,460
Additional paid-in capital	46,119,820	46,135,975
Statutory earnings reserve	5,963,960	5,963,960
Accumulated other comprehensive income	16,409,639	12,327,439
Retained earnings	87,586,255	78,322,967

Total stockholders’ equity	156,098,131	142,768,801

Total Liabilities and Stockholders’ Equity	$201,007,441	$162,846,324

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012

Cash Flows from Operating Activities:
Net income	$9,494,035	$12,671,552
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,980,720	6,222,600
Gain from disposition of property, plant and equipment	(84,737)	(45,242)
Recovery from bad debts	(8,592)	(2,882)
(Reversal)/ provision of stock-based expense for service received	(16,158)	378,065
Gain on sale leaseback realized	(62,798)	–
Deferred tax	274,427	(385,166)
Changes in operating assets and liabilities:
Accounts receivable	441,591	149,802
Prepayments and other current assets	1,449,388	789,462
Inventories	2,912,685	965,723
Accounts payable	54,408	(1,644,669)
Notes payable	(3,219,834)	553,973
Accrued payroll and employee benefits	(18,336)	(71,853)
Other payables and accrued liabilities	827,129	325,358
Income taxes payable	154,977	(306,701)

Net Cash Provided by Operating Activities	18,178,905	19,600,022

Cash Flows from Investing Activities:
Payment for construction in progress	(47,041,154)	(3,927,667)
Refund of prepayment for purchase of property, plant and equipment	–	3,109,418
Proceeds from sale of property, plant and equipment	2,582,747	175,416
Purchases of property, plant and equipment	(37,024)	(10,747,083)

Net Cash Used in Investing Activities	(44,495,431)	(11,389,916)

Cash Flows from Financing Activities:
Proceeds from related party loans	953,507	890,000
Repayment of related party loans	(953,507)	(1,090,000)
Proceeds from bank loans	9,063,833	4,352,643
Proceeds from sale-leaseback financing	24,148,756	–
Repayments of bank loans	(6,648,958)	(2,849,003)
Payment of capital lease obligation	(1,355,435)	–
Release of restricted cash	1,609,917	–
Dividend paid	(230,747)	(461,494)

Net Cash Provided by Financing Activities	26,587,366	842,146

Effect of Exchange Rate Changes on Cash and Cash Equivalents	400,605	(1,527)

Net Increase in Cash and Cash Equivalents	671,445	9,050,725

Cash and Cash Equivalents - Beginning of Period	13,140,288	4,165,446

Cash and Cash Equivalents - End of Period	$13,811,733	$13,216,171

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$644,524	$417,712
Cash paid for income taxes	$3,121,490	$5,362,593

Page 10 of 10